Exhibit 99.1

Blue Water Vaccines Announces Publication in Nano Research Supporting Novel S&P Vaccine Platform Versatility

-	Blue Water Vaccines has exclusive, global licensing rights to Cincinnati Children’s Hospital Medical Center’s novel virus-like particle (VLP) vaccine platform.
-	The data supports BWV’s ongoing development of a transformational universal influenza vaccine, as well as a rotavirus & norovirus vaccine to prevent gastroenteritis infection.

CINCINNATI, OH, March 22, 2022 -- Blue Water Vaccines Inc. (“BWV” or “Blue Water Vaccines” or “the Company”) a biopharmaceutical company developing vaccines, today announced that their licensing partner, Cincinnati Children’s Hospital Medical Center, or CCHMC, has published a research paper entitled “Bioengineered pseudovirus nanoparticles displaying the HA1 antigens of influenza viruses for enhanced immunogenicity” in Nano Research. The company’s lead vaccine programs are focused on developing transformational and novel vaccines against various infectious diseases, including influenza and gastroenteritis by norovirus or rotavirus infection.

The company’s norovirus shell and protrusion (S&P) platform is currently being utilized to develop BWV-301, a vaccine for gastroenteritis caused by norovirus or rotavirus infection. This latest publication highlights the versatility of the S&P platform beyond norovirus / rotavirus application and supports BWV’s exploration of utilizing the novel S&P platform to develop vaccine candidates against H1, H3, and Flu B infections.

According to Ming Tan, Ph.D., the principal investigator of this study, “Successful creation of HA1 influenza antigen PVNPs is a critical step forward in the development of a stable, durable flu vaccine.” He added, “This platform will allow us to investigate the immunogenicity of pseudovirus nanoparticles (PVNPs) displaying various antigenic combinations and assess the potential effectiveness of each.”

The research describes new technology developed to generate a unique HA1 norovirus based PVNP that displays the receptor-binding HA1 antigens of influenza viruses (IVs). These PVNPs displaying the HA1 antigens react with HA-specific antibodies and can be used as a new reagent for influenza virus studies. Moreover, the proprietary PVNPs provide a platform framework for designing multiple potential vaccine candidates in addition to influenza, including the norovirus/rotavirus vaccine candidate currently in the company’s pipeline.

“This study is a great step forward for our S&P platform to develop novel vaccines across a wide range of infections, including influenza and gastroenteritis, which both represent significant global health burdens that need effective management through improved vaccines,” said Joseph Hernandez, CEO of BWV. “With our partner at CCHMC, we look forward to the next stage of development of this novel platform and exploration of various vaccine development applications.”

In July 2021, Blue Water Vaccines entered an exclusive, global licensing agreement with CCHMC to develop vaccines for multiple infectious diseases utilizing the latter’s novel virus-like particle (VLP) vaccine platform. The platform leverages norovirus capsid proteins to present foreign antigens for immune enhancement. This synergistic partnership leverages CCHMC’s scientific expertise for BWV’s vaccine development.

According to the World Health Organization, there are normally more than 1 billion influenza infections leading to 290,000 to 650,000 deaths each year, even with available vaccination efforts. Current influenza vaccines are incredibly limited, relying on annual review and potential reformulation based upon the predicted circulation of specific strains. Additionally, the Centers for Disease Control and Prevention reports that viral gastroenteritis infections cause approximately 200,000 deaths in children worldwide each year. While there are available vaccines for rotavirus infection, there are currently no approved vaccines for norovirus infection prevention.

About Blue Water Vaccines

Blue Water Vaccines, Inc. is a biopharmaceutical company focused on developing transformational vaccines to address significant health challenges globally. Headquartered in Cincinnati, OH, the company holds the rights to proprietary technology developed at the University of Oxford, Cincinnati Children’s Hospital Medical Center (CCHMC), and St. Jude Children’s Hospital. The company is developing a universal flu vaccine that will provide protection from all virulent strains in addition to licensing a novel norovirus (NoV) S&P nanoparticle versatile virus-like particle (VLP) vaccine platform from CCHMC to develop vaccines for multiple infectious diseases, including norovirus/rotavirus and malaria, among others. Additionally, Blue Water Vaccines is developing a Streptococcus pneumoniae (pneumococcus) vaccine candidate, designed to specifically prevent the highly infectious middle ear infections, known as Acute Otitis Media (AOM), in children. For more information, visit www.bluewatervaccines.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on BWV’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the development of BWV’s vaccine candidates, including, but not limited to BWV-301; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval and commercialization of new products. BWV does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in BWV’s registration statement on Form S-1 relating to its initial public offering, initially filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2021, as amended, and periodic reports filed with the SEC on or after the date thereof. All of BWV’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contact Information:

Erin Henderson

Email: ehenderson@bluewatervaccines.com

Olipriya Das (media)

Email: olipriya.das@russopartnersllc.com